Exhibit 99.1

McDermott Reports First Quarter 2008 Results; Net Income of $123.2 Million, $0.54 Per Fully Diluted Share

Bookings of $1.8 Billion produce Record Backlog; First Quarter Results Impacted by Weather Issues

HOUSTON--(BUSINESS WIRE)--McDermott International, Inc. (NYSE:MDR) (“McDermott” or the “Company”) today reported net income of $123.2 million, or $0.54 per diluted share, for the 2008 first quarter, compared to net income of $158.1 million, or $0.69 per diluted share, for the corresponding period in 2007. Weighted average common shares outstanding on a fully diluted basis were approximately 230.1 million and 228.4 million in the quarters ended March 31, 2008 and March 31, 2007, respectively. For 2007, the Company’s common shares outstanding and earnings per share are adjusted to reflect the 2-for-1 stock split effected in September 2007.

McDermott’s revenues in the first quarter of 2008 were $1,450.4 million, an increase of 6.4 percent compared to $1,363.4 million in the corresponding period in 2007. The consolidated improvement in Company revenues, compared to a year ago, was a result of increases in the Offshore Oil & Gas Construction and Government Operations segments, partially offset by a decline in the Power Generation Systems segment.

Operating income was $157.1 million in the 2008 first quarter compared to $192.5 million in the 2007 first quarter. Year-over-year increases in the Power Generation Systems and Government Operations segments, totaling a combined $36 million, were more than offset by a $68.3 million decline segment income from the Offshore Oil & Gas Construction segment, primarily due to weather-related downtime in the 2008 first quarter and a lower amount of project close-outs, change orders and settlements compared to the first quarter of 2007.

“Despite a disruptive first quarter for Offshore Oil & Gas Construction, the outlook for all of our business segments remains strong for 2008 as we execute our record backlog and continue robust bidding activity,” said Bruce W. Wilkinson, Chairman of the Board and Chief Executive Officer of McDermott. “Each of the energy markets we serve has significant needs, and with our record of safe and timely execution, McDermott is well-positioned in the marketplace.”

At March 31, 2008, McDermott’s consolidated backlog was $10.2 billion, compared to $7.9 billion and $9.8 billion at March 31, 2007 and December 31, 2007, respectively.

RESULTS OF OPERATIONS

2008 First Quarter Compared to 2007 First Quarter

Offshore Oil & Gas Construction Segment

Revenues in the Offshore Oil & Gas Construction segment were $645.9 million in the 2008 first quarter, compared to $550.3 million for the same period a year ago. The year-over-year increase in revenues resulted from increased fabrication activities in the Middle East and Asia Pacific regions, partially offset by reduced activities in the Caspian region.

Segment income for the 2008 first quarter was $52.9 million, compared to $121.2 million in the 2007 first quarter. The decrease in segment income was primarily attributable to a high-level of unproductive offshore working days for major construction vessels during the 2008 first quarter, due to poor weather conditions in major areas of operation, and reduced activities in the Caspian region. In addition, the 2007 first quarter benefited from a significant amount of project close-outs, change orders and settlements, totaling approximately $40 million, compared to approximately $11 million in the first quarter of 2008.

At March 31, 2008, segment backlog was $5.3 billion, compared to backlog of $4.2 billion and $4.8 billion at March 31, 2007 and December 31, 2007, respectively.

Power Generation Systems Segment

Revenues in the Power Generation Systems segment for the first quarter of 2008 were $616.3 million, compared to $655.4 million in the first quarter of 2007. The reduction in revenues resulted primarily from lower activities on new fossil utility steam systems and retrofits of existing facilities compared to a year ago, partially offset by increased levels of replacement parts and activities on replacement nuclear steam generators.

Segment income for the 2008 first quarter was $76.3 million, compared to $43.5 million in the 2007 first quarter. The increase in segment income resulted primarily from improved profitability on utility steam systems, higher volumes of replacement parts and increased activities on replacement nuclear steam generator.

At March 31, 2008, segment backlog was $3.2 billion, compared to backlog of $2.3 billion and $3.3 billion at March 31, 2007 and December 31, 2007, respectively.

Government Operations Segment

Revenues in the Government Operations segment were $190.6 million in the 2008 first quarter, compared to $161.4 million for the same period a year ago. The improvement was primarily due to the manufacture of nuclear components for a commercial uranium enrichment project which was awarded in June 2007, and higher volumes in the manufacture of nuclear components for certain U.S. Government programs, including revenues from Marine Mechanical Corporation which was acquired in May 2007.

Segment income for the 2008 first quarter was $38.0 million, the highest level of quarterly segment income since inception, compared to $34.8 million in the 2007 first quarter. The increase in segment income resulted primarily from an increase in site management income, and increased activity in the manufacture of nuclear components for the new commercial uranium enrichment project and for certain U.S. Government programs.

At March 31, 2008, segment backlog was $1.7 billion, compared to backlog of $1.5 billion and $1.8 billion at March 31, 2007 and December 31, 2007, respectively.

Corporate

Unallocated corporate expenses were $10.0 million in the 2008 first quarter, compared to $6.9 million in the 2007 first quarter. The year-over-year increase was primarily related to increased general corporate expenses, including higher stock-based compensation expenses.

Other Income and Expense

The Company’s other income for the first quarter of 2008 was $6.5 million, compared to other expense of $1.1 million in the first quarter of 2007. The year-over-year improvement was primarily related to lower interest expense following the retirement of the $250 million term loan in April 2007.

OTHER INFORMATION

About the Company

McDermott is an engineering and construction company, with specialty manufacturing and service capabilities, focused on energy infrastructure. McDermott’s customers are predominantly utilities and other power generators, major and national oil companies, and the United States Government. With its global operations, McDermott operates in over 20 countries with more than 20,000 employees.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company’s actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues, our belief that McDermott is well positioned in the marketplace and that our outlook for 2008 is strong. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including adverse changes in the markets in which we operate, our inability to successfully execute on contracts in backlog or that awards and contracts in backlog may not otherwise result in the expected revenues. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended December 31, 2007.

Conference Call to Discuss 2008 First Quarter Earnings Release

Date: Tuesday, May 13, 2008, at 10:00 a.m. EDT (9:00 a.m. CDT)

Live Webcast: Investor Relations section of Web site at www.mcdermott.com

Replay: Available for two weeks in the investor relations section of www.mcdermott.com

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
	(In thousands, except shares and per share amounts)

Revenues	$1,450,426	$1,363,430
Costs and Expenses:
Cost of operations	1,188,696	1,082,066
Gains on asset disposals and impairments – net	(11,443)	(1,635)
Selling, general and administrative expenses	126,731	97,762
Total Costs and Expenses	1,303,984	1,178,193

Equity in Income of Investees	10,670	7,241

Operating Income	157,112	192,478

Other Income (Expense):
Interest income	13,395	12,318
Interest expense	(2,940)	(9,589)
Other expense – net	(3,997)	(3,870)
Total Other Income (Expense)	6,458	(1,141)

Income before Provision for Income Taxes	163,570	191,337

Provision for Income Taxes	40,380	33,276

Net Income	$123,190	$158,061

Earnings per Share:
Basic	$0.55	$0.71
Diluted	$0.54	$0.69

Shares used in the computation of earnings per share:
Basic	225,632,169	221,589,626
Diluted	230,112,858	228,438,412

McDERMOTT INTERNATIONAL, INC. SELECTED SEGMENT INFORMATION

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
REVENUES
Offshore Oil and Gas Construction	$645,949	$550,269
Government Operations	190,594	161,399
Power Generation Systems	616,298	655,414
Adjustments and Eliminations	(2,415)	(3,652)
TOTAL	$1,450,426	$1,363,430

SEGMENT INCOME
Offshore Oil and Gas Construction	$52,925	$121,203
Government Operations	37,950	34,755
Power Generation Systems	76,258	43,464
	167,133	199,422
Corporate	(10,021)	(6,944)
TOTAL	$157,112	$192,478

EQUITY IN INCOME (LOSS) OF INVESTEES (1)
Offshore Oil and Gas Construction	$(754)	$(813)
Government Operations	8,749	6,473
Power Generation Systems	2,675	1,581
TOTAL	$10,670	$7,241

DEPRECIATION & AMORTIZATION (1)
Offshore Oil and Gas Construction	$19,963	$7,304
Government Operations	5,566	3,700
Power Generation Systems	5,497	5,213
Corporate	285	321
TOTAL	$31,311	$16,538

CAPITAL EXPENDITURES
Offshore Oil and Gas Construction	$47,237	$34,424
Government Operations	1,511	2,560
Power Generation Systems	7,204	11,186
Corporate	3,334	31
TOTAL	$59,286	$48,201

BACKLOG
Offshore Oil and Gas Construction	$5,320,839	$4,208,217
Government Operations	1,676,766	1,456,593
Power Generation Systems	3,179,244	2,260,520
TOTAL	$10,176,849	$7,925,330

(1) Included in Segment Income Above

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$800,600	$1,001,394
Restricted cash and cash equivalents	79,347	64,786
Investments	348,186	300,092
Accounts receivable – trade, net	817,577	770,024
Accounts and notes receivable – unconsolidated affiliates	3,328	2,303
Accounts receivable – other	100,078	71,162
Contracts in progress	212,917	194,292
Inventories	108,098	95,208
Deferred income taxes	143,123	160,783
Other current assets	109,079	97,456

Total Current Assets	2,722,333	2,757,500

Property, Plant and Equipment	2,031,973	2,004,138
Less accumulated depreciation	1,101,097	1,090,400

Net Property, Plant and Equipment	930,876	913,738

Investments	200,807	162,069

Goodwill	165,212	158,533

Deferred Income Taxes	132,014	134,292

Investments in Unconsolidated Affiliates	69,238	62,241

Other Assets	231,585	223,113

TOTAL	$4,452,065	$4,411,486

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY

	March 31,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable and current maturities of long-term debt	$6,771	$6,599
Accounts payable	453,757	455,659
Accrued employee benefits	264,503	343,812
Accrued liabilities – other	223,375	175,557
Accrued contract cost	117,534	93,281
Advance billings on contracts	1,379,739	1,463,223
Accrued warranty expense	105,726	101,330
Income taxes payable	53,267	57,071

Total Current Liabilities	2,604,672	2,696,532

Long-Term Debt	6,368	10,609

Accumulated Postretirement Benefit Obligation	93,791	96,253

Self-Insurance	86,083	82,525

Pension Liability	166,503	188,748

Other Liabilities	171,672	169,814

Commitments and Contingencies

Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued 232,566,598 and 231,722,659 at March 31, 2008 and December 31, 2007, respectively	232,567	231,723
Capital in excess of par value	1,167,370	1,145,829
Retained earnings	258,479	135,289
Treasury stock at cost, 5,823,698 and 5,852,248 at March 31, 2008 and December 31, 2007, respectively	(63,806)	(63,903)
Accumulated other comprehensive loss	(271,634)	(281,933)

Total Stockholders’ Equity	1,322,976	1,167,005

TOTAL	$4,452,065	$4,411,486

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$123,190	$158,061
Non-cash items included in net income:
Depreciation and amortization	31,311	16,538
Income of investees, less dividends	(3,057)	(319)
Gains on asset disposals and impairments – net	(11,443)	(1,635)
Provision for deferred taxes	16,063	28,880
Amortization of pension and postretirement costs	10,137	11,863
Excess tax benefits from FAS 123(R) stock-based compensation	(5,346)	(6,784)
Other, net	10,727	6,164
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	(75,109)	(139,263)
Net contracts in progress and advance billings on contracts	(103,241)	125,833
Accounts payable	7,754	(15,937)
Income taxes	2,150	(26,807)
Accrued and other current liabilities	77,316	10,376
Pension liability, accumulated postretirement benefit obligation and accrued employee benefits	(104,121)	(70,346)
Other, net	(29,258)	(22,040)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(52,927)	74,584
CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in restricted cash and cash equivalents	(14,561)	(7,886)
Purchases of property, plant and equipment	(59,286)	(45,504)
Net (increase) decrease in available-for-sale securities	(88,633)	55,864
Proceeds from asset disposals	11,921	2,203
Other, net	(820)	167
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(151,379)	4,844
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of long-term debt	(4,385)	(5,375)
Issuance of common stock	2,845	2,471
Payment of debt issuance costs	(164)	-
Excess tax benefits from FAS 123(R) stock-based compensation	5,346	6,784
NET CASH PROVIDED BY FINANCING ACTIVITIES	3,642	3,880
EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(130)	903
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(200,794)	84,211
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,001,394	600,843
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$800,600	$685,054
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest (net of amount capitalized)	$3,139	$11,594
Income taxes (net of refunds)	$30,058	$21,487

CONTACT:
McDermott International, Inc.
Investor Relations & Corporate Communications
Vice President
Jay Roueche, 281-870-5462
jroueche@mcdermott.com
or
Director
Robby Bellamy, 281-870-5165
rbellamy@mcdermott.com